EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1 , Amendment No. 1, and the related Prospectus of Venta Global, Inc. for the registration of 22,898,000 of the Company’s common shares and to the inclusion therein of our report dated March 15, 2011, with respect to the financial statements of Venta Global, Inc. as of November 30, 2010 and 2009, and for the year ended November 30, 2010 and the period from February 6, 2009 (Inception) through November 30, 2009, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Dallas, Texas
October 12, 2011